FOR IMMEDIATE RELEASE

       PULASKI FINANCIAL PLACES $10 MILLION IN TRUST PREFERRED SECURITIES

         CAPITAL PROVIDES LEVERAGE TO GROW BANK TO $1 BILLION IN ASSETS


ST. LOUIS, DECEMBER 20, 2004--Pulaski Financial Corp. (Nasdaq: PULB), the holding company for Pulaski Bank, today announced its has completed a private placement of $10 million in trust preferred securities.

"As with our placement announced last March, this strengthens our balance sheet and provides further leverage to grow Pulaski Bank," said William A. Donius, chairman, president and chief executive officer. "We believe our latest placement will contribute to reaching an asset level of $1 billion. We have more than doubled in size over the past three years and we anticipate substantial growth in the years ahead." Pulaski reported $637.3 million in assets for the year ended September 30, 2004.

Donius noted the bank issued the securities at an attractive interest rate, initially set at 4.31 percent and adjustable quarterly. The adjustable rate will be 186 basis points over the three-month London Interbank Offered Rate (LIBOR).

The securities were issued by a statutory business trust formed by Pulaski Financial Corp. and were sold in a private placement pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended.

Pulaski Financial Corp., operating in its 83rd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through seven full-service banks. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for useful and comparative data.

STATEMENTS CONTAINED IN THIS NEWS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON THE BELIEFS AND EXPECTATIONS OF MANAGEMENT AS WELL AS THE ASSUMPTIONS MADE USING INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SINCE THESE STATEMENTS REFLECT THE VIEWS OF MANAGEMENT CONCERNING FUTURE EVENTS, THESE STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES INCLUDE AMONG OTHERS, CHANGES IN MARKET INTEREST RATES AND GENERAL AND REGIONAL ECONOMIC CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, CHANGES IN ACCOUNTING PRINCIPLES AND THE QUALITY OR COMPOSITION OF THE LOAN AND INVESTMENT PORTFOLIOS AND OTHER FACTORS THAT MAY BE DESCRIBED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, MARCH 31 AND JUNE 30 AND IN ITS ANNUAL REPORT ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY MADE. THEREFORE, ACTUAL FUTURE RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

FOR ADDITIONAL INFORMATION CONTACT:
     William A. Donius, President & CEO         Karl Plath or Brien Gately
     Pulaski Financial Corp.                    The Investor Relations Company
     (314) 878-2210 Ext. 3610                   (847) 296-4200

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